                                                                       Exhibit 3



                                 LOAN AGREEMENT


                          DATED AS OF JANUARY 11, 2001


                                     BETWEEN


                            UGLY DUCKLING CORPORATION


                                       AND


                             VERDE INVESTMENTS, INC.


                       $7,000,000 SENIOR SUBORDINATED LOAN

                                TABLE OF CONTENTS


ARTICLE I     DEFINITIONS......................................................1

    1.1   Defined Terms........................................................1

    1.2   Other Interpretive Provisions........................................4

ARTICLE II    THE LOAN.........................................................6

    2.1   Amount and Notes.....................................................6

    2.2   Interest.............................................................6

    2.3   Optional Prepayments.................................................7

    2.4   Computation of Fees and Interest.....................................7

    2.5   Payments by the Company..............................................7

    2.6   Priority of Payments; Subordination..................................7

ARTICLE III   ADDITIONAL AGREEMENTS............................................7

    3.1   Junior Lien..........................................................7

    3.2   Release of Real Estate Purchase Options..............................8

    3.3   Option to Purchase Property..........................................8

ARTICLE IV    CONDITIONS PRECEDENT.............................................8

    4.1   Conditions of Loans to the Company...................................8

ARTICLE V     REPRESENTATIONS AND WARRANTIES...................................9

    5.1   Organization.........................................................9

    5.2   Financial Statements.................................................9

    5.3   Actions Pending......................................................9

    5.4   Outstanding Obligations.............................................10

    5.5   Taxes...............................................................10

    5.6   Conflicting Agreements and Other Matters............................10

    5.7   ERISA...............................................................10

    5.8   Governmental Consent................................................10

    5.9   Disclosure..........................................................11

    5.10  Possession of Franchises, Licenses, etc.............................11

ARTICLE VI    AFFIRMATIVE COVENANTS...........................................11

    6.1   Financial Statements................................................11

    6.2   Certificates; Other Information.....................................11

    6.3   Default Disclosure..................................................12


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
ARTICLE VII   NEGATIVE COVENANTS..............................................12

    7.1   Debt to Tangible Equity Ratio.......................................12

    7.2   Terms of Subordinated Debt..........................................12

ARTICLE VIII  EVENTS OF DEFAULT...............................................12

    8.1   Event of Default....................................................12

    8.2   Other Remedies......................................................14

ARTICLE IX    MISCELLANEOUS...................................................14

    9.1   Amendments and Waivers..............................................14

    9.2   Notices.............................................................14

    9.3   No Waiver: Cumulative Remedies......................................14

    9.4   Costs and Expenses..................................................14

    9.5   Successors and Assigns..............................................15

    9.6   Assignment, Participations, etc.....................................15

    9.7   Counterparts........................................................15

    9.8   Severability........................................................16

    9.9   No Third Parties Benefited..........................................16

    9.10  Time................................................................16

    9.11  Governing Law.......................................................16

    9.12  Waiver of Jury Trial................................................16

    9.13  Entire Agreement....................................................16

    9.14  Interpretation......................................................17

                                    EXHIBITS


Exhibit A      Form of Promissory Note

Exhibit B      Form of Warrant Agreement

                                    SCHEDULES


Schedule 3.2   Leases

Schedule 3.3   Company Properties

                                 LOAN AGREEMENT


         This LOAN AGREEMENT is dated as of January 11, 2001, between UGLY DUCKLING CORPORATION, a Delaware corporation (the "Company"); and Verde Investments, Inc., an Arizona corporation ("Lender").

         WHEREAS, Lender has agreed to make a loan to the Company in the amount of its Commitment (as defined herein) upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

                  "Advance" means an advance by Lender to Company hereunder.

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this Loan Agreement, as amended, supplemented or modified from time to time in accordance with the terms hereof.

                  "Assignee" has the meaning specified in Section 9.6(a).

                  "Attorney Costs" means and includes all fees and disbursements of any other external or in-house counsel.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Phoenix, Arizona, New York, Chicago or Los Angeles are authorized or required by law to close.

                  "Capital Lease" has the meaning specified in the definition of "Capital Lease Obligations".

                  "Capital Lease Obligations" means any rental obligation which, in accordance with GAAP, is or will be required to be capitalized on the books of the Company (a "Capital Lease"), taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

                  "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Lenders, which is expected to be on or prior to January 11, 2001.

                  "Code" means the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

                  "Commitment" means the amount of Seven Million Dollars ($7,000,000).

                  "Debt" means any Obligation for borrowed money, including the indebtedness portion of any Capitalized Lease Obligations.

                  "Debt to Tangible Net Worth Ratio" means the debt-to-equity ratio of the Company, calculated in accordance with GAAP by comparing total Debt to Tangible Net Worth.

                  "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied) constitute an Event of Default.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

                  "Event of Default" means any of the events or circumstances specified in Section 8.1.

                  "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors.

                  "Interest Accrual Period" shall mean the three-month period from and including a Payment Date to the close of business on the day preceding the next Payment Date, except that the first Interest Accrual Period shall commence on the Closing Date and end at the close of business on the day preceding the Payment Date.

                  "Lender" has the meaning specified in the introductory clause hereto.

                  "LIBOR" means the rate per annum equal to the rate appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two LIBOR Business Days prior to the beginning of such Interest Accrual Period, for the three-month term corresponding to such Interest Accrual Period, or if such rate shall not be so quoted then the applicable rate appearing on Bloomberg on the day two LIBOR Business Days prior to the beginning of such Interest Accrual Period, or if neither such rate shall be so quoted, the "London Interbank Offered Rates (LIBOR)" (three month) published in the "Money Rates" section of the Wall Street Journal two LIBOR Business Days prior to the beginning of such Interest Accrual Period.

                  "LIBOR Business Day" means any day which is a Business Day and which is also a day on which dealings in U.S. Dollars are carried on in the London interbank market.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.

                  "Loan" means an individual term loan made by Lender in the amount of Lender's Commitment pursuant to Article II.

                  "Loan Documents" means this Agreement, the Note, the Warrant Agreement, the Warrant, and all other documents delivered to the Lender in connection therewith.

                  "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, properties, condition (financial or otherwise) or prospects of the Company taken as a whole, (b) the ability of the Company to perform under any Loan Document and avoid any Event of Default, or (c) the legality, validity, binding effect or enforceability of any Loan Document.

                  "Maturity Date" means the earlier to occur of (a) December 31, 2003, or (b) the date the Loan is repaid in full.

                  "Note" shall mean a promissory note, dated as of the Closing Date, substantially in the form of Exhibit A annexed hereto, issued by the Company to the order of the Lender evidencing the obligation of the Company to repay the Loan.

                  "Obligations" mean all Loans and other Debt, advances, debts, liabilities, obligations, covenants and duties owing by the Company to any Person, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other loan document, or out of any other agreement or understanding, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

                  "Operating Lease" means, as applied to any Person, any lease of property which is not a Capital Lease.

                  "Ordinary Course of Business" means, in respect of any transaction involving the Company, the ordinary course of the Company's business, substantially as conducted by the Company prior to or as of the Closing Date, and undertaken by the Company in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

                  "Payment Date" means March 31, June 30, September 30, and December 31 of each year during the term of this Agreement.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or governmental authority.

                  "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility or, with respect to financial matters, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

                  "SEC" means the Securities and Exchange Commission, or any successor thereto.

                  "Subordinated Debt" means any unsecured Obligation which by its express terms is subordinated in right of payment to any other unsecured Obligation of the Company.

                  "Tangible Net Worth" means the total of the Company's shareholders' equity (including capital stock, additional paid-in capital, and retained earnings), less (i) the total amount of loans and debts due from Affiliates, shareholders, officers, or employees of the Company, and (ii) the total amount of any intangible assets, including without limitation unamortized discounts, deferred charges, and goodwill as determined in accordance with GAAP.

                  "UCC" means the Uniform Commercial Code as in effect in any jurisdiction.

                  "Warrant" means the warrant issued to the Lender pursuant to the Warrant Agreement substantially in the form of Exhibit B to this Agreement.

                  "Warrant Agreement" means the Warrant Agreement dated as of July 25, 2001 among the Company and the Lender providing for the issuance of warrants to the Lender to acquire up to 1,500,000 shares of the Company's Common Stock, exercisable at a price per share equal to the last sales price of the Company's Common Stock on the date hereof, for a period of ten years.

         1.2 Other Interpretive Provisions.

         Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

         (a) The Agreement. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and section, schedule and exhibit references are to this Agreement unless otherwise specified.

         (b)  Certain Common Terms.

              (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

              (ii) The term "including" is not limiting and means "including without limitation".

              (iii) The term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or".

         (c) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including". If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

         (d) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

         (e) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

         (f) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

         (g) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

         (h)  Accounting Principles.

              (i) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

              (ii) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                   ARTICLE II
                                    THE LOAN

   2.1   Amount and Notes.

         The Lender shall make the Loan to the Company in a single or multiple advances of not less than $1,000,000. The Company has authorized the issuance of the Note or Notes in the aggregate principal amount of Seven Million Dollars ($7,000,000). On the Closing Date, the Lender shall issue and deliver to Lender a Note in the principal amount of $7,000,000, payable to the order of Lender. All Notes shall be substantially in the form of Exhibit A to this Agreement. The outstanding Notes together will evidence the outstanding principal amount of the Loan, together with interest accrued but unpaid thereon. The Loan is a non-revolving loan and principal paid prior to the Maturity Date may not be re-borrowed.

   2.2   Interest.

         (a) Interest shall accrue on the outstanding principal amount of the Loan during each Interest Accrual Period at a rate per annum equal to LIBOR for such Interest Accrual Period plus six hundred (600) basis points. Upon determining LIBOR for each Interest Accrual Period, the Lender shall notify the Company of such LIBOR determination and the rate thereof.

         (b) Accrued interest shall be paid quarterly in arrears on (i) March 31, June 30, September 30 and December 31 of each year; and (ii) on the Maturity Date. Accrued and unpaid interest shall also be paid on the date of any prepayment of the Loan pursuant to Section 2.3 for the portion of the Loan so prepaid and upon prepayment in full thereof.

         (c) While any Event of Default exists and is continuing or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of the Loan then unpaid, at a rate per annum equal to LIBOR plus 1200 basis points.

         (d) The Company agrees to pay an effective contracted for rate of interest equal to the rate of interest resulting from all interest payable as provided herein, plus all other fees, charges and costs that may be deemed or determined to be interest. Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay Lender interest at the highest rate permitted by applicable law.

   2.3 Optional Prepayments. The Company may, at any time or from time to time, upon at least 10 Business Days notice to the Lender, prepay the Loan in whole or in part, without penalty or premium. Such notice of prepayment shall specify the date and amount of such prepayment. If such notice is given by the Company, the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid.

   2.4 Computation of Fees and Interest. All computations of fees and interest under this Agreement shall be made on the basis of a 365-day year.

   2.5   Payments by the Company.

         (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, deduction, recoupment or counterclaim and shall, except as otherwise expressly provided herein, be made to Lender at each of the Lender's office as set forth on the signature page hereof, in U.S. dollars and in immediately available funds, no later than 1:30 p.m. Phoenix, Arizona time on the date specified herein. Any payment which is received by the applicable Lender later than 1:30 p.m. (Phoenix, Arizona time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

   2.6 Priority of Payments; Subordination. The payment of principal and interest under this Agreement on the Loan shall be pari passu with: (i) the $17,478,680 of 12% Subordinated Debentures due 2003 issued under that certain Indenture dated as of October 15, 1998 (as amended the "Indenture"), (ii) the $11,939,565 of 11% Subordinated Debentures due 2007 issued under the Indenture, and (iii) the $15,000,000 12% Senior Subordinated Loan between the Company and Kayne Anderson Investment Management, Inc., dated as of February 12, 1998, as amended. Except for the preceding sentence, and notwithstanding anything else in this Agreement to the contrary, the payment of principal and interest under this Agreement on the Loan is expressly subordinated for all purposes to any secured Obligations now in existence or later incurred by the Company other than Subordinated Debt; and the Lender will, upon request of any institution or Person that is an obligee of any Obligation now in existence or incurred by the Company in the future, execute and deliver an agreement of subordination in form mutually satisfactory to the Lender and such institution or Person, the tenor of which shall be to effectuate the terms of this Section.

                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

   3.1 Junior Lien. The Company will use commercially-reasonable efforts to grant to Lender a lien on the Pledged Shares as referenced in that Stock Pledge Agreement of even date herewith by and among the Company, Ugly Duckling Car Sales and Finance Corporation, and BNY Midwest Trust Company, which lien shall be junior to the lien granted under such agreement.

   3.2 Release of Real Estate Purchase Options. The Company, its Affiliates and subsidiaries, hereby release all options to purchase real estate currently owned by Lender and leased to the Company, its Affiliates and subsidiaries, as set forth on Schedule 3.2.

   3.3 Option to Purchase Property. The Company, its Affiliates and subsidiaries, hereby grant Lender and its Affiliates the option to purchase, at book value, any or all properties owned by the Company, its Affiliates and subsidiaries, as set forth on Schedule 3.3, as well as any or all properties acquired by the Company, its affiliates and subsidiaries prior to the Maturity Date, and Lender agrees that if it exercises any such option, it will lease such properties back to the Company on terms similar to the leases set forth on Schedule 3.2.

   3.4 Warrants. The Company agrees to enter into the Warrant Agreement with the Lender and issue Warrants to the Lender in accordance with the terms thereof in the event the Loan is not repaid on or before July 25, 2001 and any guarantee from Lender to SunAmerica Life Insurance Company remains outstanding, provided that: (a) any necessary approval of the Company's shareholders to the issuance or exercise of the Warrants has been obtained; (b) Company and Lender have obtained any necessary approvals and made any necessary filings, including, if required, under Sections 13 and 16 of the Securities Exchange Act of 1934, and under the Hart-Scott Rodino Antitrust Improvements Act of 1976; and (c) if the Company or its board (or a committee of the board) elects to obtain a fairness opinion, the Company has received a fairness opinion in form and substance reasonably satisfactory to it, provided that no such opinion shall be required if shareholder approval is required and has been obtained. In the event a fairness opinion cannot be obtained based upon the amount or terms of the Warrants to be issued hereunder, the parties agree to use commercially reasonably efforts to modify the amount and/or terms of the Warrant Agreement such that a fairness opinion can be rendered. Each of the parties shall use commercially reasonable efforts to satisfy the covenants and agreements set forth above. If despite the commercially reasonable efforts of the parties, the Warrants are for any reason not issued on or before July 25, 2001, except for the inability to obtain a fairness opinion, then at the option of the Lender, upon notice to the Company, the Loan shall become immediately due and payable in full.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

   4.1 Conditions of Loans to the Company. The obligation of Lender to fund its Loan to the Company hereunder is subject to the condition that the Lender shall have received on or before January 11, 2001, in form and substance satisfactory to Lender and Lender's counsel and in sufficient copies for Lender, all of the following:

         (a)  Loan Agreement. This Agreement executed by the Company and Lender;

         (b)  Resolutions: Incumbency.

              (i) Copies of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loan, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

              (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder;

   4.2 Articles of Incorporation: Bylaws and Good Standing. [Intentionally omitted.]

         (a) Notes. The Note, executed by the Company.

         (b) Warrants. The Warrant Agreement, executed by the Company and the Lender, together with the Warrant.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to Lender that, except for such matters as are known to Lender or would not have a Material Adverse Effect:

   5.1 Organization. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, the Company has the corporate power to own its property and to carry on its business as now being conducted, and the Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary.

   5.2 Financial Statements. The Company has provided to the Lender copies of the following audited financial statements: a balance sheet of the Company as of September 30, 2000, and statements of income and cash flows for the nine months ended September 30, 2000. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects, have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company required to be shown in accordance with GAAP. The balance sheet fairly presents the condition of the Company as at the date thereof, and the statements of income and cash flows fairly present the results of the operations of the Company for the periods indicated. There has been no change in the business, condition (financial or otherwise) or operations of the Company since September 30, 2000, which could reasonably be expected to have a Material Adverse Effect.

   5.3 Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any Material Adverse Effect.

   5.4 Outstanding Obligations. After giving effect to the transactions contemplated hereby, the Company does not have any Obligations outstanding except Obligations disclosed in the financial statements provided pursuant to
Section 5.2. There exists no default (or, to the knowledge of the Company, any event or condition that, with the passage of time, would constitute a default) under the provisions of any instrument evidencing such Obligations or of any agreement relating thereto.

   5.5 Taxes. The Company has filed all Federal, State and other income tax returns which, to the best knowledge of the officers of the Company, are required to be filed, and has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

   5.6 Conflicting Agreements and Other Matters. The Company is not a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement or the other Loan Documents, nor fulfillment of nor compliance with the terms and provisions hereof and of the other Loan Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to, the Certificate of Incorporation or Bylaws of the Company, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company is subject. The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by this Agreement or the Notes.

   5.7 ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any plan (other than a multiemployer plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company to be incurred with respect to any plan (other than a multiemployer plan) by the Company which could reasonably be expected to have a Material Adverse Effect. The Company has not incurred or does not presently expect to incur any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan which is or would be materially adverse to the Company. The execution and delivery of this Agreement and the other Loan Documents will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. For the purpose of this Section 5.9, the term "plan" shall mean an "employee pension benefit plan" (as defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in section 414(b) or (c) of the Code; and the term "multiemployer plan" shall mean any plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

   5.8 Governmental Consent. Neither the nature of the Company's business, nor any of its respective properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the making of the Loan or delivery of the Note is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any Governmental Authority that has not previously been made or taken and to which all applicable waiting periods have expired.

   5.9 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Lender by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company which has had a Material Adverse Effect or in the future could reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or disclosed in the Company's filings with the SEC, or in the other documents, certificates and statements furnished to Lender by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

   5.10 Possession of Franchises, Licenses, etc. The Company possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and the Company is not in violation of any thereof in any material respect.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

   The Company covenants and agrees that, so long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, unless the Lender waives compliance in writing:

   6.1 Financial Statements. The Company shall deliver to the Lender in form and detail satisfactory to the Lender:

         (a) promptly upon transmission thereof, copies of all financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all registration statements (without exhibits) and all reports which it files with the SEC (or any governmental body or agency succeeding to the functions of the SEC); and

         (b) with reasonable promptness, such other financial data as the Lender may reasonably request, subject to the Company's right to maintain confidentiality of any financial information to the extent necessary to comply with applicable securities laws.

   6.2 Certificates; Other Information. Within 60 days after the end of each quarterly period (other than the fourth quarterly period) in each fiscal year and within 105 days after the end of each fiscal year, the Company shall deliver to Lender a certificate of a Responsible Officer setting forth (except to the extent specifically set forth in any financial statements filed within such periods with the SEC):

         (a) sufficient information (including detailed calculations reasonably satisfactory to the Lender) to establish whether the Company is in compliance with the requirements of Sections 6.1; and

         (b) a statement that there exists no Event of Default or Default, or, if any such Event of Default or Default exists, specifying:

              (i)   the nature thereof;

              (ii)  the period of existence thereof; and

              (iii) what action the Company proposes to take with respect thereto.

   6.3 Default Disclosure. The Company shall forthwith, upon a Responsible Officer of the Company obtaining knowledge of an Event of Default or Default, promptly deliver to Lender a Certificate of a Responsible Officer specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

                                   ARTICLE VII
                               NEGATIVE COVENANTS

   The Company hereby covenants and agrees that, so long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, unless the Lender waives compliance in writing:

   7.1 Debt to Tangible Equity Ratio. The Company shall not permit the Company's Debt to Tangible Equity Ratio to exceed 2.1 to 1, calculated as of the end of each quarterly period in each fiscal year.

   7.2 Terms of Subordinated Debt. The Company shall not enter into any agreement (oral or written) which could in any way be construed as amending, modifying, altering, changing or terminating any one or more provisions relating to the Subordinated Debt to the extent that such amendment, modification, alteration, change or termination would subordinate the payment of interest on or principal of the Loan to the payment of principal and interest relating to the Subordinated Debt.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

   8.1 Event of Default. Any of the following shall constitute an "Event of Default":

         (a) The Company defaults in the payment of any principal of the Loan when the same shall become due, either by the terms thereof or otherwise as herein provided; or

         (b) The Company defaults in the payment of any interest on the Loan when the same shall become due and such default continues for a period of five Business Days; or

         (c) The Company fails to make any payment when due with respect to any Obligation of the Company (other than an obligation payable hereunder), or any breach, default or event of default shall occur, or any other conditions shall exist under any instrument, agreement or indenture pertaining to such Obligation, if the holder or holders of such Obligation accelerate the maturity of any such Obligation or require a redemption or other repurchase of such Obligation and such failure relates to the acceleration or redemption of an amount in excess of $10 million and such acceleration continues for a period of five Business Days; or

         (d) Any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

         (e) The Company fails to perform or observe any covenant or agreement contained in Articles III or VI hereof; or

         (f) The Company fails to perform or observe any other agreement, covenant, term or condition contained herein and such failure shall not be remedied within 30 days after receipt of notice thereof from Lender; or

         (g) The Company makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

         (h) Any decree or order for relief in respect of the Company is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

         (i) The Company petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company, or of any substantial part of the assets of the Company, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Company under the Bankruptcy Law of any other jurisdiction; or

         (j) Any such petition or application referenced in clause (i) above is filed, or any such proceedings referenced in clause (i) above are commenced against the Company, and the Company by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

         (k) Any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

         (l) Any order, judgment or decree is entered in any proceedings against the Company decreeing a split-up of the Company which requires the divestiture of assets representing a substantial part, and such order, judgment or decree remains unstayed and in effect for more than 60 days.

then (a) if such event is an Event of Default specified in any of clauses (g) through (l) of this Section 8.1 with respect to the Company, the Loan shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (b) if such event is any other Event of Default, Lender may, by notice in writing to the Company, declare all of Lender's Loan to be, and all of Lender's Loan shall thereupon be and become, immediately due and payable together with interest accrued thereon without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

   8.2 Other Remedies. If any Event of Default or Default shall occur and be continuing, Lender may proceed to protect and enforce its rights under this Agreement by exercising such remedies as are available to Lender in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the Lender is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

                                   ARTICLE IX
                                  MISCELLANEOUS

   9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Company, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

    9.2  Notices.

         (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that, any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed, telecopied or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as to the Company or the Lender, to such other address as shall be designated by such party in a written notice to the other party, at such other address as shall be designated by such party in a written notice to the Company and the Lender.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery or faxed, be effective when delivered for overnight (next day) delivery, transmitted by facsimile machine, respectively, or if delivered, upon delivery.

   9.3 No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

   9.4 Costs and Expenses. The Company shall, following consummation of the transactions contemplated hereby:

         (a) pay or reimburse Lender within 10 Business Days after demand for all reasonable costs and expenses incurred by Lender in connection with any amendment, supplement, waiver or modification to this Agreement, any other Loan Document and any other documents prepared in connection therewith, including the reasonable Attorney Costs incurred by Lender with respect thereto; and

         (b) pay or reimburse Lender within 10 Business Days after demand for all reasonable costs and expenses incurred by Lender in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loan, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including reasonable Attorney Costs incurred by Lender.

   9.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

   9.6   Assignment, Participations, etc.

         (a) Lender may, with the written consent of the Company (which consent shall be obtained prior to Lender's delivery of any information (including financial information) to any Assignee (as hereinafter defined) relating to an assignment of Lender's rights and obligations under the Loan Documents, at all times other than during the existence of an Event of Default, which consent shall not be unreasonably withheld, at any time assign and delegate to one or more person or entity (provided, that, no written consent of the Company shall be required in connection with any assignment and delegation by Lender to an Affiliate of Lender) (each an "Assignee") all (but no less than all) of its interest in the Loan and the other rights and obligations of Lender hereunder, provided, however, that, the Company may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee shall have been given to the Company by Lender and the Assignee.

         (b) From and after the date that Lender notifies the Company of such assignment and the Company consents to such assignment, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it by Lender, shall have the rights and obligations of Lender under the Loan Documents, and (ii) the Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under the Loan Documents.

         (c) Immediately after compliance with the conditions contained in Sections 9.6(a) and (b) with respect to Lender making an assignment or delegation to an eligible Assignee, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Loan arising therefrom.

   9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Lender.

   9.8 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

   9.9 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company and the Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Lender shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

   9.10 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

   9.11  Governing Law.

         THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF ARIZONA AND THE VALIDITY OF THIS AGREEMENT AND THE NOTES, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, ALL CLAIMS MADE IN CONNECTION THEREWITH, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA.

   9.12  Waiver of Jury Trial.

         THE COMPANY AND THE LENDER HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE LENDER HEREBY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. A COPY OF THIS SECTION 9.12 MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL.

   9.13 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire Agreement and understanding among the Company and the Lender and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Company (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Lender pursuant to the Loan Documents.

   9.14 Interpretation. This Agreement is the result of negotiations between and has been reviewed by counsel to the Lender, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Company merely because of the Company's involvement in the preparation of such documents and agreements.

                   [Balance of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       UGLY DUCKLING CORPORATION

                                       By:  /s/ Jon D. Ehlinger
                                            -----------------------------
                                            Jon D. Ehlinger
                                            Vice President, General Counsel, and
                                       Secretary

                                            Address for notices:

                                            Ugly Duckling Corporation
                                            2525 East Camelback Road
                                            Suite 1150
                                            Phoenix, Arizona 85016
                                            Attn:  Jon D. Ehlinger
                                            Vice President, General Counsel and
                                       Secretary
                                            Telephone: 602-852-6637
                                            Telecopy:  602-852-6686


                                       VERDE INVESTMENTS, INC.

                                       By:   /s/ Ernest C. Garcia, II
                                             ------------------------------
                                             Name:  Ernest C. Garcia, II
                                             Title: President

                                             Address for notices:
                                             2575 East Camelback, Suite 700
                                             Phoenix, Arizona  85016

                                             Attn:  Steven P. Johnson
                                             Telephone:  (602) 778-5003
                                             Telecopy :  (602) 778-5025